UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2005

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-28238	54-1521616
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

516 Herndon Parkway, Herndon, Virginia 20170
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (703) 464-5495

____________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01

Entry Into a Material Definitive Agreement

On March 30, 2005, Guardian Technologies International, Inc. (the “Company”), entered into a Distributor Agreement with EGC International Corp., a Florida corporation (“EGC”), pursuant to which EGC has been appointed to act as the Company’s exclusive distributor of the Company’s PinPoint and RIS/PACS software products in South America and as a nonexclusive distributor of such products in Spain, Portugal and Southern France.   The agreement is for a term of three years and is automatically renewed for successive one year periods unless earlier terminated.

The Distributor Agreement authorizes EGC to distribute and license the Company’s Pinpoint and RIS/PACS products to end users in the areas in which EGC is authorized to sell such products and requires EGC to promote the licensing and distribution of such products in such areas, and provide on-site installation and product support services. EGC may engage affiliates and sub-distributors to market, distribute, license and sublicense the products in the authorized area with the Company’s prior consent.  EGC is required to purchase such products from the Company based upon a list price for each license sold. Also, EGC will pay the Company a percentage of the fees it receives for providing any support services.

Commencing six months after the date of the agreement, in the event EGC’s purchases of such products from the Company (including support services) do not meet certain minimum amounts, EGC is required to pay to the Company a penalty equal to ten percent of the difference between the aggregate amount of such purchases and the applicable minimum amount and such difference is added to the minimum amount for the next succeeding twelve month period. The minimum amounts are as follows:  for the twelve month period commencing six months after the date of agreement, the minimum amount is $2 million; for the next succeeding twelve month period, the minimum amount is $3 million; and for the second succeeding twelve month period and each subsequent twelve month period, the minimum amount is $5 million.

The exclusivity provisions of the agreement will terminate if the amount paid by EGC to the Company with regard to the marketing, licensing and distribution of either the Company’s PinPoint or FlowPoint products is less than 20% of the actual amount paid by EGC to the Company with respect to the marketing, distribution, licensing and sublicensing of all such products during a twelve month period and, in the event thereof, thereafter EGC’s exclusive distribution rights terminate at the end of such period.  The agreement requires the Company to complete development of PinPoint for small scale use in office buildings, terminals and other low volume areas within 180 days and to meet certain image quality and other requirements.  The agreement requires the Company to provide certain support services in connection with sales of its products.

The Company has the right to terminate the agreement in the event EGC breaches its representations and warranties in the agreement, EGC attempts to assign its rights or delegate its obligations under the agreement, or misses licensing and distribution forecasts after notice. EGC may terminate the agreement if the products fail to meet industry standards, PinPoint fails certain independent testing as to salability, or the Company fails to obtain patent protection for PinPoint.  Each party may terminate the agreement if the other party makes a general assignment for the benefit of creditors, is not generally paying its debts when due, or in the event of bankruptcy, reorganization, or liquidation.  The agreement contains certain confidentiality and non-disclosure provisions and certain indemnification provisions.

On March 31, 2005, Guardian issued a press release (“Press Release”) regarding the above referenced agreement.  A copy of the Press Release is attached as Exhibit 99.1. hereto.

Item 8.01.

Other Events

On March 30, 2005, the Company entered into a Distributor Agreement with EGC International Corp. The Company incorporates by reference herein the information set forth in Item 1.01 above.

Item 9.01.

Financial Statements and Exhibits

(c)

Exhibits.

99.1

Press Release dated March 31, 2005, filed herewith.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.
Date: March 31, 2005	By: /s/ Michael W. Trudnak Chief Executive Officer

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